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                            QUALITY FOOD BRANDS, INC.

                        RIGHT OF FIRST REFUSAL AGREEMENT

                                  MAY 18, 2007

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                            QUALITY FOOD BRANDS, INC.

                        RIGHT OF FIRST REFUSAL AGREEMENT

     THIS RIGHT OF FIRST REFUSAL AGREEMENT (the "AGREEMENT") is made as of May 18, 2007 by and among Quality Food Brands, Inc., a Nevada corporation (the "COMPANY"), Laurus Master Fund, Ltd., a Cayman Islands company ("LAURUS"), and Milfam I L.P. ("MILFAM").

                                    RECITALS

     WHEREAS, the Company proposes to enter into a Securities Purchase Agreement with Laurus, pursuant to which the Company will issue to Laurus (i) a senior secured promissory note in an aggregate principal amount of $4,750,000 million and (ii) a warrant (the "WARRANT") to purchase up to 15% of the shares of the Company (the "SHARES") of the common stock, $0.001 par value per share ("COMMON STOCK") of the Company on a fully diluted basis (the Warrant, together with any Shares issued upon any exercise of the Warrant, being called, collectively, the "EQUITY SECURITIES");

     WHEREAS, the Company also proposes to enter into a Securities Purchase Agreement with Milfam, pursuant to which the Company will issue (i) a senior secured promissory note to Milfam in an aggregate principal amount of $2,375,000 million and (ii) a Warrant to purchase up to 15% of the shares of the Common Stock of the Company on a fully diluted basis (the "MILFAM SECURITIES PURCHASE AGREEMENT");

     WHEREAS, it is a condition to the Milfam Securities Purchase Agreement that the Company and Laurus execute and deliver this Agreement to Milfam.

     NOW, THEREFORE, the Parties hereby agree as follows:

     1. RESTRICTIONS ON TRANSFER OF EQUITY SECURITIES BY LAURUS. Except as otherwise provided in this Agreement, Laurus will not sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose (a "TRANSFER") of in any way, all or any part of or any interest in the Equity Securities. Any Transfer of Equity Securities not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

     2. RIGHT OF FIRST REFUSAL.

     (a) If at any time or from time to time Laurus should desire to Transfer any of the Equity Securities, Laurus shall, prior to consummating the Transfer, first offer such Equity Securities (the "PROPOSED SALE SECURITIES") to the Company. Laurus shall deliver to the Company and Milfam written notice (a "SALE NOTICE") of its intention to make the Transfer, setting forth in such Sale
Notice: (i) a certificate by Laurus that the Transfer is a bona fide offer to acquire such Proposed Sale Securities entirely for cash made by a prospective transferee who is not a competitor of the Company or an affiliate of Laurus and who is acting at arm's-length with Laurus; (ii) the name and address of the prospective transferee; (iii) in the case of a proposed

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Transfer of a Warrant, the number of Shares in respect of which such Warrant is exercisable and, in the case of a proposed Transfer of Common Stock, the number of such Shares; and (iv) the price, payment of which must be made in cash, for which Laurus intends to Transfer such Proposed Sale Securities. The Company shall have the right and option (but not the obligation), exercisable for a period of twenty-five (25) days after the date of the Company's receipt of the Sale Notice, to elect to repurchase the Proposed Sale Securities to be sold by Laurus at the price and upon the terms specified in the Sale Notice by giving written notice of such election to Laurus and to Milfam (a "COMPANY NOTICE") within said twenty-five (25)-day period, which notice shall state, in the case of a proposed Transfer of a Warrant, the number of Shares in respect of which such Warrant is exercisable and in the case of a proposed Transfer of Common Stock, the number of such Shares, as the case may be, that the Company elects to repurchase. If the Company elects not to repurchase all of the Proposed Sale Securities, Milfam shall have the right and option (but not the obligation), exercisable for a period of ten (10) days after the date of Milfam's receipt of the Company Notice, to purchase any of the Proposed Sale Securities that the Company has not elected to repurchase, such purchase by Milfam to be upon the terms specified in the Sale Notice by giving written notice to Laurus (the "MILFAM NOTICE"). The Milfam Notice shall be given within the aforesaid ten
(10)-day period and shall state, in the case of a proposed Transfer of a Warrant, the number of Shares in respect of which such Warrant is exercisable and in the case of a proposed Transfer of Common Stock, the number of such Shares, as the case may be, that Milfam has elected to purchase.

     (b) Any Transfer of Equity Securities to the Company and/or Milfam, as the case may be, under the terms of Section 2(a) hereof shall be made at the offices of the Company on a mutually satisfactory date within ten (10) days after the expiration of the ten (10) day period described in Section 2(a) hereof. Delivery of certificates or other instruments evidencing such Equity Securities duly endorsed for transfer shall be made on such date against payment of the purchase price therefor.

     (c) If a Company Notice or Milfam Notice shall not be delivered pursuant to
Section 2(a) hereof with respect to all of the shares of Proposed Sale Securities offered for sale pursuant to the Sale Notice, then Laurus may Transfer all of the remaining Proposed Sale Securities that were the subject of such Sale Notice, but that were not the subject of such Company Notice or Milfam Notice, but only upon terms and conditions in all respects, including, without limitation, price, which are no more favorable to the purchaser thereof than those set forth in the Sale Notice, at any time within twenty-five (25) days after the expiration of the ten (10)-day period referred to in Section 2(a) hereof. In the event that such Proposed Sale Securities are not Transferred by Laurus during such twenty-five (25) day period, the right of Laurus to Transfer such Proposed Sale Securities shall expire and the obligations of Laurus under this Section 2 shall be reinstated.

     3. CHANGES IN SECURITIES. If, from time to time during the term of this
Agreement:

          (i) there is a dividend of any security, stock split or other change in the character or quantity of any of the outstanding securities of the Company; or


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          (ii) there is any consolidation or merger immediately following which stockholders of the Company hold more than fifty percent (50%) of the voting equity securities of the surviving corporation,

     then, in such event, any and all new, substituted or additional securities or other property to which Laurus is entitled by reason of ownership of its Equity Securities shall be immediately subject to the provisions of this Agreement for all purposes of this Agreement with the same force and effect as the securities of the Company presently subject to this Agreement and with respect to which such securities or property were distributed.

     4. LEGENDS. All certificates or other evidence of the Equity Securities shall have endorsed thereon a legend to substantially the following effect:

          "THE RIGHT TO SELL, TRANSFER OR OTHERWISE DISPOSE OF OR PLEDGE THE EQUITY REPRESENTED HEREBY IS SUBJECT TO A RIGHT OF FIRST REFUSAL SET FORTH IN A RIGHT OF FIRST REFUSAL AGREEMENT. A COPY OF SUCH AGREEMENT IS ON FILE AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS."

     5. TRANSFER OF SECURITIES. The Company shall not: (i) permit any Transfer on its books of any securities of the Company which shall have been transferred in violation of any of the provisions set forth in this Agreement; or (ii) treat as the owner of such securities or to accord the right to vote as owner or to pay dividends to any transferee to whom such securities shall have been sold or transferred in violation of any of the provisions set forth in this Agreement. Any transfer not done in conformity with the terms and conditions herein shall be deemed null and void.

     6. NOTICES. Any notice to the Company, Laurus or Milfam (each a "PARTY," and collectively the "PARTIES") required or permitted hereunder shall be given in writing and shall be given by personal delivery, by facsimile or by overnight courier (by a courier firm of good repute and national reputation) with postage and fees prepaid, addressed to the applicable Party at its address as shown on the Company's books, or at such other addresses as it may designate by ten (10) days' advance written notice to the applicable Party. Any notice shall be deemed received: (i) if delivered, when physically delivered to the notice address;
(ii) if faxed, upon receipt of the sending fax machine of automatic fax confirmation; or (iii) if by overnight courier, one (1) business day after deposit with such overnight service.

     7. GOVERNING LAW; SUCCESSORS AND ASSIGNS. This Agreement shall be governed by and construed under the laws of the State of New York, without reference to the conflict of laws provisions thereof. The Agreement shall inure to the benefit of the Parties and their respective successors and permitted assigns and, subject to the restrictions on transfer herein set forth, be binding upon each Party and its respective heirs, executors, administrators, guardians, successors and assigns.

     8. AGGREGATION OF STOCK. All Equity Securities held or acquired by affiliated entities or persons, or entities or persons under common investment management, shall be


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aggregated together for the purpose of determining the availability of any rights or obligations under this Agreement.

     9. ENTIRE AGREEMENT; AMENDMENT. This Agreement represents the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous understandings, written or oral. This Agreement may be amended only with the written consent of the Company and the holders of a majority of the common stock then held by the Parties.

     10. ADDITIONAL HOLDERS. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of Equity Securities, any purchaser of such securities may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an a Party hereunder.

     11. CONDITION TO EFFECTIVENESS. Notwithstanding anything to the contrary contained herein, this Agreement shall only take effect upon the occurrence of the Closing under, and as defined in, that certain Right and Option Agreement, dated as of the date hereof, among the Company, Laurus and Milfam (the form of which is annexed hereto as Exhibit A).

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

QUALITY FOOD BRANDS, INC.


/s/ Mitchell Gerstein
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Name: Mitchell Gerstein
Title: Treasurer


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

LAURUS MASTER FUND, LTD.


/s/ David Grin
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Name: David Grin
Title: Director


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

MILFAM I L.P.

By: Milfam LLC
Its: General Partner


By: /s/ Lloyd I. Miller, III
    --------------------------------
Name: Lloyd I. Miller, III
Title: Manager


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